Exhibit 99

NEWS RELEASE

PGT Reports 2013 Third Quarter Results

VENICE, FL., October 30, 2013 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its third quarter and nine months ended September 28, 2013.

“We delivered our highest quarterly sales since the first quarter of 2007 coming in at $64.9 million, up 45.0% over the third quarter of 2012. A combination of improving market conditions and marketing programs focused on both consumers and dealers targeting our WinGuard products continues to drive both sales growth and share gains,” said PGT’s President and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “During the quarter, impact sales grew 47% over prior year and represented 78% of total sales, compared to 77% a year ago. In addition, sales of non-impact products grew 38%. Sales increased in both our repair and remodel and new construction markets, up 40% and 58%, respectively. Net income was $6.3 million, and adjusted net income was $6.4 million compared to net income of $2.7 million a year ago. I am thankful for the hard work of our employees, both new and tenured, who delivered on our value proposition and drove the positive financial results in our third quarter. I also know we have the talent and drive to improve our operational performance as we drive top line sales.”

Our financial highlights for the third quarter ended September 28, 2013, compared to the same period last year, include:

•	Net sales of $64.9 million, an increase of $20.1 million, or 45.0%;

•	Gross margin increased $5.7 million to $20.9 million;

•	Selling, general and administrative costs were 20.8% of sales, a decrease of 5.1%;

•	Net income of $6.3 million compared to $2.7 million;

•	Net income per diluted share of $0.13 compared to $0.05;

•	EBITDA of $10.1 million compared to $6.7 million; and

•	Net Income, Net Income per diluted share, and EBITDA, after adjusting for the final costs associated with the secondary offering, were $6.4 million, $0.13 per share, and $10.2 million, respectively.

Our financial highlights for the nine months ended September 28, 2013, compared to the same period last year, include:

•	Net sales of $177.3 million, an increase of $47.9 million, or 37.1%;

•	Gross margin increased $15.9 million to $59.5 million;

•	Selling, general and administrative costs, adjusted for fees related to the secondary offering, related debt refinancing and gain on the sale of the Salisbury facility were 22.1% of sales, a decrease of 5.1%;

•	Net income of $21.5 million compared to $5.8 million;

•	Net income per diluted share of $0.40 compared to $0.11;

•	EBITDA of $28.5 million compared to $17.8 million; and

•	Net Income, Net Income per diluted share, and EBITDA, after adjusting for our discrete tax item, the costs associated with the offering and refinancing executed in May of 2013 and for the gain on the sale of the Salisbury facility, and related tax impact, were $17.3 million, $0.33 per share, and $28.3 million, respectively.

Commenting on the third quarter and nine months ended September 28, 2013, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “The 45.0% sales growth during the quarter generated a 37.3% increase in gross margin dollars. As a percent, however, gross margin decreased by 1.8% due to a temporary increase in labor and material costs in connection with the training of our new employees, including the 301 hired during the quarter. Margin was also impacted by the purchase of finished glass units to support sales in excess of our current glass capacities. These two factors negatively impacted margin during the quarter by 4.8%, which more than offset the 3.0% improvement in other factors including strong leverage of fixed costs.”

Mr. Jackson continued, “We continue to focus our efforts on both training and retaining newly hired employees to improve our production efficiency. We are also expanding our current glass fabrication capabilities by constructing a new facility. During August, we purchased land neighboring our existing campus for $1.7 million and expect operations to commence in our new glass facility in the third quarter of 2014. This action alone should improve our margins by approximately 2%.”

Mr. Jackson concluded, “Cash flow generated from operations was $8.9 million during the quarter. Lastly, selling, general and administrative expenses as a percent of sales decreased to 20.8%, compared to 25.9% in the third quarter of 2012 due to strong leverage in this category.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, October 31, 2013, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning October 31, 2013, at 1:30 p.m. eastern time through November 6, 2013. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 35447082.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,400 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT’s product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends

•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated

•	Raw material prices, especially aluminum

•	Transportation costs

•	Level of indebtedness

•	Dependence on our WinGuard branded product lines

•	Product liability and warranty claims

•	Federal and state regulations

•	Dependence on our manufacturing facilities

•	The substantial interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation. Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.

Jeff Jackson, Executive Vice President and CFO

941-480-1600 jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$64,858	$44,743	$177,268	$129,329
Cost of sales	43,938	29,501	117,759	85,670

Gross margin	20,920	15,242	59,509	43,659
Selling, general and administrative expenses	13,507	11,592	38,622	35,206

Income from operations	7,413	3,650	20,887	8,453
Interest expense	1,055	878	2,564	2,675
Other expense (income), net	64	(10)	741	(110)

Income before income taxes	6,294	2,782	17,582	5,888
Income tax (benefit) expense	5	60	(3,893)	128

Net income	$6,289	$2,722	$21,475	$5,760

Basic net income per common share	$0.14	$0.05	$0.43	$0.11

Diluted net income per common share	$0.13	$0.05	$0.40	$0.11

Weighted average common shares outstanding:
Basic	46,238	53,686	49,567	53,674

Diluted	49,257	56,054	53,097	54,475

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited - in thousands)

	September 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$23,745	$18,743
Accounts receivable, net	21,671	13,997
Inventories	15,266	11,529
Prepaid expenses	1,122	916
Assets held for sale	—	5,259
Deferred income taxes	1,547	—
Other current assets	3,072	2,886

Total current assets	66,423	53,330

Property, plant and equipment, net	42,786	41,220
Intangible assets, net	40,450	45,327
Other assets, net	2,428	1,440

Total assets	$152,087	$141,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,084	$13,325
Current portion of long-term debt	3,907	—

Total current liabilities	20,991	13,325

Long-term debt	74,236	37,500
Deferred income taxes	12,076	14,858
Other liabilities	1,638	1,424

Total liabilities	108,941	67,107

Total shareholders’ equity	43,146	74,210

Total liabilities and shareholders’ equity	$152,087	$141,317

PGT, INC. AND SUBSIDIARY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS

(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Reconciliation to Adjusted Net Income and Adjusted Net Income per share (1):
Net income	$6,289	$2,722	$21,475	$5,760
Reconciling item:
Gain on sale of Salisbury Facility (2)	—	—	(2,195)	—
Expenses related to offering of common stock and debt refinancing (3)	87	—	1,917	—
Discrete tax items (4)	—	—	(3,898)	—
Tax effect of reconciling items	—	—	—	—

Adjusted net income	$6,376	$2,722	$17,299	$5,760

Weighted average shares outstanding:
Basic	46,238	53,686	49,567	53,674

Diluted	49,257	56,054	53,097	54,475

Adjusted net income per share - basic	$0.14	$0.05	$0.35	$0.11

Adjusted net income per share - diluted	$0.13	$0.05	$0.33	$0.11

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$6,289	$2,722	$21,475	$5,760
Reconciling items:
Depreciation and amortization expense	2,783	3,034	8,386	9,261
Interest expense	1,055	878	2,564	2,675
Income tax expense	5	60	(3,893)	128

EBITDA	10,132	6,694	28,532	17,824
Add:
Gain on sale of Salisbury Facility (2)	—	—	(2,195)	—
Expenses related to debt refinancing (3)	87	—	1,917	—

Adjusted EBITDA	$10,219	$6,694	$28,254	$17,824

Adjusted EBITDA as percentage of net sales	15.8%	15.0%	15.9%	13.8%

(1)	The Company’s non-GAAP financial measures were explained in its Form 8-K filed October 30, 2013.
(2)	Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset’s carrying value at the time of the sale of approximately $5.3 million.
(3)	The final costs associated with the secondary offering $87K are included in Selling, general and administrative expenses for the three months ended September 28, 2013.The expenses related to the offering of 12.65 million shares of common stock of PGT by JLL Partners, and the unamortized costs that were written off as a result of the debt refinancing. Approximately $1.6 million of these charges are included in Selling, general and administrative expenses, while the remaining $0.3 million are included in Other Expense (income) for the nine months ended September 28, 2013.
(4)	During the second quarter, we reversed the deferred tax asset (“DTA”) valuation allowance of approximately $3.9 million.